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                                                                    EXHIBIT 3.14

                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                       EOTT ENERGY GENERAL PARTNER, L.L.C.
                      A DELAWARE LIMITED LIABILITY COMPANY


      This Limited Liability Company Agreement of EOTT Energy General Partner, L.L.C. (this "Agreement"), dated as of June 27, 2001, is executed and agreed to, for good and valuable consideration, by the undersigned initial Member.

                                 1. DEFINITIONS

1.1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

            "Affiliate" means, with respect to any Person, any other Person controlling, controlled by, or under common control with that first Person. As used in this definition, the term "control" means (a) with respect to any corporation or other entity having voting shares or the equivalent and elected directors, managers, or Persons performing similar functions, the ownership or power to vote more than 50% of shares or the equivalent having the power to vote in the election of directors, managers, or Persons performing similar functions, and (b) with respect to any other entity, the ability to direct its business and affairs.

            "Act" has the meaning assigned to it in Section 2.1 of this Agreement.

             "Code" means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

            "Dispose," "Disposing," or "Disposition" means a sale, assignment, transfer, exchange, mortgage, pledge, grant of a security interest, or other disposition or encumbrance (whether voluntary, involuntary or by operation of law), or the acts of the foregoing.

            "Member Interest" means the interest of the Member in the Company, including, without limitation, rights to distributions (liquidating or otherwise), allocations, information and to consent or approve.

            "Person" has the meaning given that term in Section 18-101(12) of the Act and also includes a governmental authority and any other entity.

1.2. OTHER DEFINITIONS. Other terms defined in this Agreement have the meanings so given them.

1.3. CONSTRUCTION. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. Unless the context otherwise requires, all references to Articles and Sections refer to articles and sections of this Agreement.

                                2. ORGANIZATION

2.1. FORMATION. EOTT Energy General Partner, L.L.C. (the "Company") has been organized as a Delaware limited liability company by the filing of Certificate of Formation (the "Delaware Certificate") under and pursuant to the Delaware Limited Liability Company Act (as amended from time to time, the "Act") and the issuance of a certificate of organization for the Company by the Secretary of State of Delaware.

2.2. NAME. The name of the Company is "EOTT Energy General Partner, L.L.C." and all Company business must be conducted in that name or such other names that comply with applicable law as the Board (as defined in Section 6.1.1 of this Agreement) may select from time to time.
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2.3.  REGISTERED OFFICE; REGISTERED AGENT; OFFICES. The registered office and registered agent of the Company in the State of Delaware shall be as specified in the Delaware Certificate or as designated by the Board in the manner provided by applicable law. The offices of the Company shall be at such places as the Board may designate, which need not be in the State of Delaware. The Company shall keep the street address of its principal office at the registered office of the Company in the State of Delaware.

2.4. PURPOSES. The purposes of the Company are to engage in any lawful act, activity and/or business for which limited liability companies may be organized under the Act; and engage in any other business or activity that now or hereafter may be necessary, incidental, proper, advisable, or convenient to accomplish the foregoing purposes (including obtaining financing therefor) and that is not forbidden by the law of the jurisdiction in which the Company engages in that business.

2.5. FOREIGN QUALIFICATION. Prior to the Company's conducting business in any jurisdiction other than Delaware, the Board shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction.

2.6. TERM. The Company commenced on the date the Secretary of State of Delaware issued a certificate of organization for the Company and shall continue in existence in perpetuity, or such earlier time as this Agreement may specify.

2.7. NO STATE-LAW PARTNERSHIP. The Member intends that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member or Director be a partner or joint venturer of any other Member or Director, for any purposes other than applicable tax laws, and this Agreement may not be construed to suggest otherwise.

                      3. MEMBER; DISPOSITIONS OF INTERESTS

3.1. MEMBER; SHARING RATIOS. The member of the Company ("Member") is the Person executing this Agreement as of the date hereof. The "Sharing Ratio" of the Member is 100%.

3.2. DISPOSITIONS OF MEMBER INTERESTS. The Member may make a Disposition of all or any portion of its Member Interest at any time, in its sole discretion. A Person to whom a Member Interest is Disposed may be admitted to the Company as a member only with the consent of the Board. In connection with any Disposition of a Member Interest or any portion thereof, and any admission of an assignee as a Member, the Member making such Disposition and the assignee shall furnish the Board with such documents regarding the Disposition as the Board may request (in form and substance satisfactory to the Board), including a Form of Assignment and Application for Transfer, a copy of the Disposition instrument, if any, a ratification of this Agreement by the assignee (if the assignee is to be admitted as a Member), and a legal opinion, in form and substance acceptable to the Board, to the effect that the Disposition complies with or is exempt from the registration provisions of applicable federal and state securities laws, that the Disposition, either individually or in combination with all other Dispositions since the inception of the Company, will not result in the classification of the Company as a "publicly traded partnership" within the meaning of Section 7704 of the Code and that the Disposition will not result in the Company's termination under Section 708 of the Code.

3.3. LIABILITY TO THIRD PARTIES. No Member or Director shall be liable for the debts, obligations or liabilities of the Company, including under a judgment decree or order of a court.

                            4. CAPITAL CONTRIBUTIONS

4.1. INITIAL CONTRIBUTION. Contemporaneously with the execution of this Agreement by the Member, such Member shall make the contribution to the capital of the Company ("Capital Contribution") as described in Exhibit A.


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4.2.  RETURN OF CONTRIBUTIONS. The Member is not entitled to the return of any part of its Capital Contribution or to be paid interest with respect to either its capital account or its Capital Contribution. An unrepaid Capital Contribution is not a liability of the Company or of the Member.

4.3. ADVANCES BY THE MEMBER. If the Company does not have sufficient cash to pay its obligations, the Member, with the consent of the Board, may advance all or part of the needed funds to or on behalf of the Company, at such interest rate and on such other terms as the Member and the Board may agree. An advance described in this Section 4.3 constitutes a loan from the Member to the Company and is not a Capital Contribution.

                                5. DISTRIBUTIONS

5.1. NET CASH ON HAND. At such time as determined by the Board, Net Cash On Hand (as defined in this Section 5.1) shall be distributed to the Member. The term "Net Cash On Hand" shall mean all cash funds derived from or held by the Company (including interest received on reserves, borrowings and capital transactions), without reduction for any non-cash charges, but less cash funds used to pay current operating expenses, debt payments, capital improvements and replacements and to establish reasonable reserves for future expenses and costs as determined by the Board.

5.2. PROPERTY. From time to time, the Board also may cause property of the Company (other than cash) to be distributed to the Member, which distribution may be made subject to existing liabilities and obligations. Immediately prior to such a distribution, the capital account of the Member shall be adjusted as provided in TREAS. REG.Section 1.704-1(b)(2)(iv)(f).

                                 6. MANAGEMENT

6.1.  MANAGEMENT BY OR UNDER THE DIRECTION OF THE BOARD.

      6.1.1.Subject to the provisions of Section 6.2 of this Agreement, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Board of Directors of the Company (the "Board") which shall be a committee of managers consisting of three persons appointed by the Member. The Member, in its capacity as a Member, shall not have the right, power or authority to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company. The Board and its directors (the "Directors") shall be the "managers" of the Company within the meaning of the Act. Except as otherwise specifically provided in this Agreement, the authority and functions of the Board, on the one hand, and the Officers (as defined in Section 6.9 of this Agreement), on the other, shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the General Corporation Law of Delaware. Thus, except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board, and the day-to-day affairs of the Company shall be conducted on the Company's behalf by the Officers, who shall be the agents of the Company.

      6.1.2.In managing the business and affairs of the Company and exercising its powers, the Board shall act (i) collectively through resolutions adopted at meetings and in written consents pursuant to Sections 6.4 and
      6.8 of this Agreement, (ii) through committees to which authorities and duties have been delegated pursuant to Section 6.5 of this Agreement, and
      (iii) through Officers appointed pursuant to Section 6.9 of this Agreement. No Director has the right, power or authority to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company, except in accordance with the immediately preceding sentence. Decisions or actions taken by the Board in accordance with this Agreement (including this Section 6.1 and Section 6.2 of this Agreement) shall constitute decisions or actions by the Company and shall be binding on the Board, the Member, each Officer and each employee of the Company.

      6.1.3.In addition to the powers now or hereafter granted managers of a limited liability company under applicable law or which are granted to the Board under any other provision of this Agreement, and


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      subject to the provisions of Section 6.2 of this Agreement, the Board shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Company, including, without limitation, (i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations; (ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company; (iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of assets of the Company; (iv) the use of the assets of the Company (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement; (v) the negotiation, execution and performance of any contracts, conveyances or other instruments; (vi) the distribution of Company cash; (vii) the selection and dismissal of officers, employees and agents (including, without limitation, officers having titles such as "president," "chief executive officer," "vice president," "chief financial and accounting officer," "secretary" and "treasurer"), outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring; (viii) the maintenance of such insurance for the benefit of the Company as it deems necessary or appropriate; (ix) the formation of, or acquisition of an interest in, and the contribution of property to, any limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships; (x) the control of any matters affecting the rights and obligations of the Company, including, without limitation, the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation; and (xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law.

6.2. DECISIONS REQUIRING MEMBER CONSENT. Notwithstanding any power or authority granted the Board under the Act, the Delaware Certificate or this Agreement, (a) the Board may not make any decision or take any action for which the consent of the Member is expressly required by the Delaware Certificate or this Agreement, without first such obtaining such consent, (b) the Board may not make any of the following decisions or take any of the following actions without first obtaining the consent of the Member:

      6.2.1. The sale of all or substantially all of the assets of the Company;

      6.2.2. A change in the management status of the Company to a member-managed limited liability company;

      6.2.3. Approve any merger, consolidation, share or interest exchange, or any other transaction subject to Section 18-209 of the Act;

      6.2.4. Change or modify the purposes of the Company as set forth in
      Section 2.4 of this Agreement or in the certificate of organization for the Company; or

      6.2.5. Authorize any transaction, agreement or action on behalf of the Company that is unrelated to the Company's stated purposes.

      The Member may, with respect to any vote, consent or approval that it is entitled to grant, pursuant to this Agreement, grant or withhold such vote, consent or approval in its sole discretion.

6.3. APPOINTMENT OF DIRECTORS. The initial Directors shall be three persons appointed by the Member. Each Director shall serve in such capacity until his successor or replacement shall have been appointed. The appointment of any such successor or replacement, which decision may be made in the sole discretion of the Member from time to time, shall become effective upon the delivery by the Member of written notice to the Company.

6.4. MEETINGS OF THE BOARD. Regular meetings of the Board may be held on such dates and at such times as shall be determined by the Board, with notice of the establishment of such regular meeting schedule being given to each Director who was not present at the meeting at which it was adopted. Special meetings of the Board may be called by any Director by notice thereof (specifying the place and time of such meeting) that is delivered to every


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other Director at least 24 hours prior to such meeting. Neither the business to be transacted at, nor the purpose of, such special meeting need be specified in the notice (or waiver of notice) thereof. Unless otherwise expressly provided in this Agreement, at any meeting of the Board, a majority of the Directors shall constitute a quorum for the transaction of business, and an act of a majority of the Directors who are present at such a meeting at which a quorum is present shall be the act of the Board.

6.5. COMMITTEES OF DIRECTORS. The Board may designate one or more committees, each of which shall be comprised of one or more of the Directors, and may designate one or more of the Directors as alternate members of any committee. Except for matters that cannot be delegated to a committee of directors pursuant to the General Corporation Law of Delaware, any such committee, to the extent provided in the resolution establishing it, shall have and may exercise all of the authority that may be exercised by the Board. Regular and special meetings of such committee shall be held in the manner designated by the Board or, if not so designated, by such committee. The Board may dissolve any committee at any time.

6.6. COMPENSATION. The Directors shall receive such compensation, if any, for their services as may be designated by the Board. In addition, the Directors shall be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder.

6.7. VOTING; QUORUM; REQUIRED VOTE FOR ACTION. Unless otherwise required by law or the provisions hereof:

      6.7.1. Each Director shall have one vote;

      6.7.2. The presence at a meeting of the Board that in the aggregate represent a majority of Directors shall constitute a quorum at any such meeting for the transaction of business; and

      6.7.3. The act of Directors that in the aggregate represent a majority of the total number of votes held by all Directors shall be deemed to constitute the act of the Board.

6.8. PROVISIONS APPLICABLE TO ALL MEETINGS. In connection with any meeting of the Board or any committee of the Directors, the following provisions shall apply:

      6.8.1. PLACE OF MEETING. Any such meeting shall be held at the principal, executive offices of the Company, unless the notice of such meeting (or resolution of the Board or committee, as applicable) specifies a different place, which need not be in the State of Delaware.

      6.8.2. WAIVER OF NOTICE THROUGH ATTENDANCE. Attendance of a Person at such meeting (including pursuant to Section 6.8.5 of this Agreement) shall constitute a waiver of notice of such meeting, except where such Person attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

      6.8.3. PROXIES. A Person may vote at such meeting by a written proxy executed by that Person and delivered to another Director or member of the committee, as applicable. A proxy shall be revocable unless it is stated to be irrevocable.

      6.8.4. ACTION BY WRITTEN CONSENT. Any action required or permitted to be taken at such a meeting may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by each Director or member of the committee, as applicable.

      6.8.5. MEETINGS BY TELEPHONE. Directors or members of a committee, as applicable, may participate in and hold meetings by means of conference telephone, videoconference or similar communications equipment by means of which all Persons participating in the meeting can hear each other.


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6.9.  OFFICERS. The Board may designate one or more Persons to be officers of the Company ("Officers"), and any Officers so designated shall have such title, authorities, duties and salaries as the Board may delegate to them. Any Officer may be removed as such, either with or without cause, by the Board.

6.10. LIABILITY OF DIRECTORS AND OFFICERS. Notwithstanding anything to the contrary set forth in this Agreement, no Director or Officer shall be liable to the Company, the Member or any other person for monetary damages for breach of fiduciary duty as a Director or Officer; provided that this provision shall not eliminate or limit the liability of a Director for (i) any breach of the Director's duty of loyalty to the Company and its Member, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) any transaction from which the Director derived an improper personal benefit.

6.11. CONFLICTS OF INTEREST. The Company may transact business with the Member or any Director, Officer or Affiliate thereof, provided the terms of those transactions are no less favorable than those the Company could obtain from unrelated third parties. This Section 6.11 constitutes a modification and disclaimer of duties and obligations (express, implied, fiduciary or otherwise) with respect to the matters described in this Section 6.11, pursuant to Section 18-1101 of the Act. The Member agrees that the provisions of this Section 6.11 are "express" and "conspicuous" for all purposes of applicable law.

6.12. INDEMNIFICATION; REIMBURSEMENT OF EXPENSES; INSURANCE. To the fullest extent permitted by the Act: (a) the Company shall indemnify each Director who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (together "Proceeding"), any appeal therein, or any inquiry or investigation preliminary thereto, by reason of the fact that he or she is or was a Director; (b) the Company shall pay or reimburse a Director promptly for expenses incurred by him or her (i) in advance of the final disposition of a Proceeding to which such Director was, is or is threatened to be made a party, and (ii) in connection with his or her appearance as a witness or other participation in any Proceeding. The Company, by adoption of a resolution of the Board, may indemnify and advance expenses to an Officer, employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to Directors under the preceding sentence. The provisions of this Section 6.12 shall not be exclusive of any other right under any law, provision of the Delaware Certificate or this Agreement, agreement or otherwise. The Company may purchase and maintain insurance to protect itself and any Director, Officer, employee or agent of the Company, whether or not the Company would have the power to indemnify such Person under this Section 6.12.

                                    7. TAXES

7.1. TAX RETURNS. The Company shall prepare and timely file all federal, state and local tax returns required to be filed by the Company. The Member shall furnish to the Company all pertinent information in its possession relating to the Company's operations that is necessary to enable the Company's tax returns to be timely prepared and filed. The Company shall deliver a copy of each such return to the Member on or before ten days prior to the due date of any such return, together with such additional information as may be required by the Member in order for the Member to file its individual returns reflecting the Company's operations. The Company shall bear the costs of the preparation and filing of its returns.

7.2. TAX ELECTIONS. The Company may make such elections for federal income tax purposes as the Board shall determine.

7.3. TAX MATTERS MEMBER. If the Company elects to be taxed as a partnership for federal income tax purposes, the Member shall be the "tax matters partner" of the Company pursuant to Code Section 6231(a)(7) (the "Tax Matters Member"). The Tax Matters Member shall take such action as may be necessary to cause, to the extent possible, any other Member to become a "notice partner" within the meaning of Code Section 6223. The Tax Matters Member shall inform any other Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof, on or before the fifth business day after becoming aware thereof, and, within that time, shall forward to any other Member copies of all significant written communications it may receive in that capacity. Any cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.


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                      8. BOOKS, RECORDS AND BANK ACCOUNTS

8.1. MAINTENANCE OF BOOKS. The Board shall keep or cause to be kept, at the principal office of the Company, complete and accurate books and records of the Company, supporting documentation of the transaction of the Company's business, and minutes of the proceedings of the Board, Member and each committee of the Directors. The books and records shall be maintained with respect to accounting matters in accordance with sound accounting practices, and all books and records shall be available at the Company's principal office for examination by the Member's duly authorized representative at any and all reasonable times during normal business hours.

8.2. REPORTS. If the Board so determines, the Board may cause to be sent to the Member a complete accounting of the financial affairs of the Company for the taxable year or other period then ended.

8.3. ACCOUNTS. The Board may establish one or more separate bank and investment accounts and arrangements for the Company, which shall be maintained in the Company's name with financial institutions and firms that the Board determines. The Board may not commingle the Company's funds with the funds of any Director or the Member.

                   9. DISSOLUTION, WINDING-UP AND TERMINATION

9.1. DISSOLUTION. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events:

      9.1.1. the consent of the Board and the Member; or

      9.1.2. entry of a decree of judicial dissolution of the under Section 18-802 of the Act.

9.2.  WINDING-UP AND TERMINATION.

      9.2.1. On the occurrence of an event described in Section 9.1 of this Agreement, the Board shall act as liquidator or may appoint the Member as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company as provided in the Act. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Board. The costs of winding up shall be borne as a Company expense.

      9.2.2. Any assets of the Company remaining at the conclusion of the winding-up process shall be distributed to the Member. All distributions in kind to the Member shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or to which the Company has committed prior to the date of termination. The distribution of cash and/or property to the Member in accordance with the provisions of this Section 9.2.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Member Interest and all the Company's property and constitutes a compromise to which the Member has consented pursuant to
      Section 18-502(b) of the Act.

      9.2.3. On completion of such final distribution, the Board (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.5, and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the Term of the Company shall end), except as may be otherwise provided by the Act or other applicable law.

                             10. GENERAL PROVISIONS

10.1. OFFSET. Whenever the Company is to pay any sum to the Member, any amounts the Member owes the Company may be deducted from that sum before payment.


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10.2. NOTICES. All notices, requests, or consents under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, first class postage paid, or by delivering that writing to the recipient in person, by courier, or by facsimile transmission. All notices, requests, and consents to be sent to the Member must be sent to or made at the address for that Member in the record books of the Company, or such other address as the Member may specify by notice to the Company. Any notice to the Member hereunder shall be deemed conclusively to have been given, and the obligation to give such notice shall be deemed conclusively to have been fully satisfied, upon depositing such notice in the United States mail as provided above.

10.3. ENTIRE AGREEMENT; SUPERSEDURE. This Agreement constitute the entire agreement of the Member relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.

10.4. EFFECT OF WAIVER OR CONSENT. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

10.5. AMENDMENTS OF DELAWARE CERTIFICATE AND LIMITED LIABILITY COMPANY AGREEMENT. The Delaware Certificate and this Agreement may be amended or restated only with the approval of the Board and the Member; provided, however, that the Board may amend this Agreement without the consent of the Member to cure any ambiguity or to correct or supplement any provisions in this Agreement so long as such correction or supplement shall not adversely affect in any material respect the interests of the Member in the Company.

10.6. BINDING EFFECT. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on, and inure to the benefit of, the Member and its heirs, legal representatives, successors, and assigns.

10.7. GOVERNING LAW; SEVERABILITY. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by applicable law.

10.8. FURTHER ASSURANCES. In connection with this Agreement and the transactions contemplated hereby, the Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

10.9. INDEMNIFICATION. To the fullest extent permitted by law, the Member shall indemnify the Company and hold it harmless from and against all losses, costs, liabilities, damages, and expenses (including, without limitation, costs of suit and attorney's fees) it may incur on account of any breach by the Member of this Agreement.

IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first set forth above.

                                    EOTT ENERGY PARTNERS, L.P.

                                    By:  EOTT Energy Corp., its general partner


                                    /s/ DANA R. GIBBS
                                    ------------------------------------------
                                    Dana R. Gibbs, its President


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                                     ANNEX A



MEMBER:

EOTT Energy Partners, L.P.
P.O. Box 4666
Houston, Texas  77210-4666


      Initial Capital Contribution:             $1,000.00

      Sharing Ratio:                            100%


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